Prospectus Supplement No. 1                     Filed Pursuant to Rule 424(b)(3)
dated April  14, 2000                                 Registration No. 333-32668
(to Prospectus dated April 6, 2000)                        Cusip No. 705904 50 6


                               [GRAPHIC OMITTED]



                       PEGASUS COMMUNICATIONS CORPORATION

         3,000,000 Shares of 6 1/2% Series C Convertible Preferred Stock
                                       and
   the Shares of Class A Common Stock Issuable upon Conversion of the Series C
                          Convertible Preferred Stock


                           --------------------------


         The following table supplements and amends the information set forth on pages 36 to 41 in the prospectus under Selling Security Holders with respect to certain Series C convertible preferred stock selling security holders and the number of shares of Series C convertible preferred stock beneficially owned by such holders that may be offered and sold pursuant to the prospectus dated April 6, 2000. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

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                                                                 PERCENTAGE OF
                                       NUMBER OF SHARES OF         SERIES C                                    PERCENTAGE OF
                                             SERIES C             CONVERTIBLE     NUMBER OF SHARES OF CLASS    CLASS A COMMON
                                       CONVERTIBLE PREFERRED    PREFERRED STOCK    A COMMON STOCK THAT MAY         STOCK
               NAME                   STOCK THAT MAY BE SOLD      OUTSTANDING            BE SOLD (1)          OUTSTANDING (2)
-------------------------------------------------------------------------------------------------------------------------------
Forest Alternative Strategies Fund             1,000                   *                       784                   *
II LP Series A5I
-------------------------------------------------------------------------------------------------------------------------------
Forest Alternative Strategies Fund               500                   *                       392                   *
II LP Series A5M
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Forest Fulcrum Fund LP                         5,500                   *                     4,313                   *
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Forest Global Convertible Fund                26,500                   *                    20,783                   *
Series A5
-------------------------------------------------------------------------------------------------------------------------------
LLT Limited                                    3,300                   *                     2,588                   *
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Mainstay Convertible Fund                     45,000                 1.5%                   35,293                   *
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R2 Investments, LDC                           35,000                 1.2%                   27,540                   *
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Retail Clerks Pension Trust #2                20,000                   *                    15,686                   *
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Sylvan IMA Ltd.                               15,000                   *                    11,764                   *
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

* less than 1%

(1) Assumes conversion of all of the holder's Series C convertible preferred stock at a conversion price of $127.50 per share of Class A common stock. However, this conversion price will be subject to adjustment as described under Description of Series C Convertible Preferred Stock--Conversion Rights. As a result, the amount of Class A common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 15,977,932 shares of Class A common stock outstanding as of April 13, 2000. In calculating this amount, we treated as outstanding the number of shares of Class A common stock issuable upon conversion of all of that particular holder's Series C convertible preferred stock. However, we did not assume the conversion of any other holder's Series C convertible preferred stock.
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         Because the selling security holders listed above and in the prospectus under the caption Selling Security Holders may, pursuant to the prospectus, as supplemented, offer all or some portion of the Series C convertible preferred stock, no estimate can be given as to the amount of Series C convertible preferred stock that will be held by the selling security holders upon termination of any such sales.

         Furthermore, the selling security holders identified in the table set forth in the prospectus under the caption Selling Security Holders may have sold, transferred or otherwise disposed of all or a portion of their Series C convertible preferred stock or Class A common stock since the date on which they provided us with information regarding their Series C convertible preferred stock or Class A common stock, and we have not made any independent inquiries as to the foregoing.

         Unless otherwise noted, all information provided in this prospectus supplement is as of April 13, 2000.